OMB Number 3235-0287
                           Expires: September 30, 1998
                                Estimated average
                        burden hours per response....0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See
                                Instruction 1(b).

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person (If the form is filed by more than one reporting person, see Instruction 4(b)(v).)

          Slusser,                      Peter
         (Last)                        (First)                      (Middle)

153 East 53rd Street, Suite 5100
                                      (Street)

New York,                                 NY                          10022
         (City)                        (State)                        (Zip)



2.       Issuer Name and Ticker or Trading Symbol

          Ampex Corporation (AXC)


3.       IRS or Social Security Number of Reporting Person
         (Voluntary)



4.       Statement for
         (Month/Year)

          5/97


5.       If Amendment, Date of Original
         (Month/Year)



6.       Relationship of Reporting Person(s) to Issuer
                           (Check all applicable)

         /x/    Director                                     / / 10% Owner
         / /    Officer (give title below)                  / / Other (specify
                                                                  below)

7.       Individual or Joint/Group filing (Check Applicable Line)

         /x/ Form filed by One Reporting Person
         / / Form filed by More than One Reporting Person


TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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
1.  Title of   2.  Trans-       3.  Trans-     4.  Securities Acquired (A)    5.  Amount of     6.  Ownership      7.    Nature of
    Security       action           action         or Disposed of (D)             Securities        Form:                Indirect
    (Instr.3)      Date             Code           (Instr.3, 4 and 5)             Beneficial        Direct (D)           Beneficial
                   (Month           (Instr.8)                                     ly Owned          or                   Ownership
                   /Date/Year)                                                    at End of         Indirect
                                                                                  Month             (I)
                                                                                 (Inst. 3 and 4)    (Instr. 4)            (Instr. 4)
                                  Code        V      Amount (A) or (D) Price
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                                                                                                                              (over)
                                                                                                                     SEC 1474 (7-96)
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

FORM 4 (continued)
                            TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)


1. Title of      2.  Conver-     3. Trans-    4.  Transaction      5.  Number of Deriv-      6.    Date Exercisable and
   Derivative        sion or        action        Code                 ative Securities            Expiration Date
   Security          Exercise       Date                               Acquired (A) or             (Month/Day/Year)
   (Instr.3)         Price of                     (Instr. 8)           Disposed of (D)
                     Deri-          (Month
                     vative          /Day                                  (Instr. 3, 4,
                     Security        Year)                                  and 5)
                                                 Code    V                 (A)   (D)           Date Exer-            Expiration
                                                                                               cisable                 Date
Option to acquire      $5.75          5/16/97      A     V                 5,000                (Note 1)              (Note 1)
(Note 1)
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1. Title of       7. Title and Amount of     8. Price of    9. Number of        10.  Ownership                11. Nature of
   Derivative        Underlying Securities      Derivative     Derivative            Form of Deriva-             Indirect Bene-
   Security                                     Security       Securities            tive Security:              ficial Owner-
   (Instr.3)         (Instr.3 and 4)                           Beneficially          Direct (D) or               ship (Instr.
                                                (Instr. 5)     Owned at End          Indirect (I)                4)
                                                                of Month              (Instr. 4)
                                                                (Instr. 4)
                     Title         Amount or
                                   Number of
                                   Shares

Option to acquire    Class A        5,000         $0               (Note 2)               D
(Note 1)             Common Stock

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Explanation of Responses:

Note 1:  Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan.  The option becomes exercisable on the date of the issuer's 1998 Annual Meeting of Stockholders, and expires fifteen months thereafter.

Note 2:  This reporting person does not own any other options having the same exercise price and exercise period.






**   Intentional misstatements or omissions of facts constitute Federal
     Criminal Violations.  See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).
                                                            /s/ Peter Slusser                                 6/5/97
                                                        ----------------------------------------------     -------------
                                                           **Signature of Reporting Person                      Date

Note:    File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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